Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
971,394 ORDINARY SHARES
of
RADVISION LTD.
at
$6.30 NET PER SHARE
by
MR. ZOHAR ZISAPEL
IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON Monday, June 1, 2009, UNLESS THE OFFER IS EXTENDED.

I, Zohar Zisapel, an individual, a citizen and a resident of the State of Israel and the Chairman of the Board of RADVISION Ltd., or Radvision, am offering to purchase 971,394 ordinary shares, NIS 0.10 par value per share, of Radvision, at the price of $6.30 per Radvision share, net to you (subject to withholding taxes, as applicable), in cash, without interest. As of April 15, 2009, there were 19,427,880 Radvision shares issued and outstanding (excluding 3,088,343 Radvision shares held as treasury shares).

THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 11. THE PRINCIPAL CONDITIONS ARE THAT:

—	RADVISION SHARES THAT REPRESENT 5.0% OF THE ISSUED AND OUTSTANDING RADVISION SHARES AND VOTING POWER (CURRENTLY, 971,394 RADVISION SHARES) ON THE INITIAL COMPLETION DATE (AS DEFINED BELOW) ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW), SUCH THAT FOLLOWING THE CONSUMMATION OF THE OFFER I WILL BENEFICIALLY OWN NOT LESS THAN 29.90% OF THE ISSUED AND OUTSTANDING RADVISION SHARES (INCLUDING OPTIONS TO PURCHASE 101,250 RADVISION SHARES THAT ARE EXERCISABLE AS OF TODAY OR WITHIN 60 DAYS OF THE DATE OF THIS OFFER TO PURCHASE) AND NOT LESS THAN 29.54% OF THE AGGREGATE VOTING POWER OF RADVISION (EXCLUDING THOSE OPTIONS); AND

—	IN ACCORDANCE WITH ISRAELI LAW, AT THE COMPLETION OF THE INITIAL OFFER PERIOD, THE AGGREGATE NUMBER OF RADVISION SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (EXCLUDING THE RADVISION SHARES HELD BY ME OR MY AFFILIATES) MUST EXCEED THE AGGREGATE NUMBER OF RADVISION SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF RADVISION LTD. PLEASE READ SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

IF MORE THAN 971,394 RADVISION SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, I WILL PURCHASE A PRO RATA NUMBER OF RADVISION SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT I WOULD PURCHASE NO MORE THAN 971,394 RADVISION SHARES.

THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON MONDAY JUNE 1, 2009, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. I REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE INITIAL OFFER PERIOD. UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER, IF PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD, ALL THE CONDITIONS TO THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED, I WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD, UNTIL 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, FRIDAY JUNE 5, 2009, DURING WHICH YOU MAY TENDER YOUR RADVISION SHARES. I REFER TO THIS ADDITIONAL PERIOD AS THE ADDITIONAL OFFER PERIOD. THE EXPIRATION OF THE ADDITIONAL OFFER PERIOD WILL CHANGE IF I DECIDE TO EXTEND THE INITIAL OFFER PERIOD. See Section 1 and Section 11.

The Radvision shares are listed on the Nasdaq Global Market, or Nasdaq, under the ticker symbol “RVSN”, and on the Tel Aviv Stock Exchange Ltd., or the TASE. On April 27, 2009 and April 29, 2009, the last trading days on TASE and Nasdaq, respectively, before commencement of the offer, the closing sale price of the Radvision shares was $7.06 on Nasdaq and NIS 29.20 ($6.90 based on an exchange rate of NIS 4.233 per United States dollar as of April 27, 2009) on the TASE. I encourage you to obtain current market quotations for the Radvision shares before deciding whether to tender your Radvision shares. See Section 6.

Information concerning the offer is available from my Israeli legal counsel:
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
April 30, 2009

IMPORTANT

        The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which I collectively refer as the Israeli Securities Law, I have filed this offer to purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority, or the ISA, and the Tel Aviv Stock Exchange Ltd., or the TASE. I have also filed an English translation of the cover statement from the Hebrew language as an exhibit to the Schedule TO that I filed with the United States Securities and Exchange Commission, or the SEC.

        The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        I have not authorized any person to make any recommendation on my behalf as to whether you should or should not tender your Radvision shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which I have referred you. I have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which I have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by me.

        Holders of Radvision shares who hold their Radvision shares through a TASE member, or who are named as holders of Radvision shares in the Register of Shareholders of Radvision Ltd. in Israel, should tender their Radvision shares to Clal Finance Batucha Investment Management Ltd., who, with its affiliates, serve as the Israeli Depositary, pursuant to the applicable instructions in Section 3. All other holders of Radvision shares should tender their Radvision shares to American Stock Transfer & Trust Company, the U.S. Depositary (which is refer to, together with the Israeli Depositary, as the Depositaries), pursuant to the applicable instructions in Section 3. For the addresses and telephone numbers of the Depositaries, see the back cover of this offer to purchase.

        Section 3 also describes a right that shareholders have to object to the offer.

        Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, I will accept for payment and pay for the Radvision shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on June 1, 2009, unless and until I extend the period of time during which the initial period of the offer is open. This period, as may be extended, is referred to as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. I will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by me. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by me, then if, with respect to each Radvision share owned by you,

—	you have not yet responded to the offer,

—	you have notified me of your objection to the offer, or

—	you have validly tendered such Radvision share but have properly withdrawn your tender during the Initial Offer Period,

then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on June 5, 2009, during which you may tender each such Radvision share. I refer to this additional period as the Additional Offer Period. The date of completion of the Additional Offer Period will change if I decide to extend the Initial Offer Period. Radvision shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. See Section 1, Section 4 and Section 11.

Any questions and requests for assistance may be directed to Noa Rosenberg-Segalovitz, Adv. of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., my legal counsel in Israel, at its address and telephone numbers set forth on the back cover of this offer to purchase.

        Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. or the Israeli Depositary upon request.

TABLE OF CONTENTS

SUMMARY TERM SHEET	i
INTRODUCTION	1
FORWARD-LOOKING STATEMENTS	3
BACKGROUND TO THE OFFER	4
Background	4
Purpose of the Offer; Reasons for the Offer	5
Plans for Radvision after the Offer; Certain Effects of the Offer	5
Rights of Shareholders Who Do Not Accept the Offer	6
Interest of Persons in the Offer	6
Related Party Transactions	7
Beneficial Ownership of Shares	7
THE TENDER OFFER	9
1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE	9
2. ACCEPTANCE FOR PAYMENT AND PAYMENT	11
3. PROCEDURES FOR TENDERING SHARES OR NOTIFYING ME OF YOUR OBJECTION TO THE OFFER	12
4. WITHDRAWAL RIGHTS	18
5. MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES	20
6. PRICE RANGE OF THE SHARES ETC	23
7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT	25
8. INFORMATION CONCERNING RADVISION	26
9. INFORMATION CONCERNING MR. ZOHAR ZISAPEL	27
10. SOURCES AND AMOUNT OF FUNDS	30
11. CONDITIONS TO THE OFFER	30
12. LEGAL MATTERS AND REGULATORY APPROVALS	32
13. FEES AND EXPENSES	33
14. MISCELLANEOUS	33
ANNEX A Excerpt of Section 331 of the Israeli Companies Law, 5759-1999	1

        Unless the context otherwise requires, all references in this offer to purchase to “Me,” “I,” “Myself,” and “My” are to Mr. Zohar Zisapel, all references to “Radvision” are to Radvision Ltd., all references to “Nasdaq” are to the Nasdaq Global Market, all references to “TASE” are to the Tel Aviv Stock Exchange Ltd., all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekel, and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999.

        Unless the context otherwise requires, the percentages of the issued and outstanding Radvision shares and the percentages of the voting power of Radvision stated throughout this offer to purchase are based on 19,427,880 shares issued and outstanding as of April 15, 2009, which includes Radvision shares issued under the Year 1996 Key Employee Share Incentive Plan, Year 1999 consultants’ option plan and Year 2000 Employee Stock Option of Radvision but excluding 3,088,343 Radvision shares held as treasury stock.

        Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, (i) an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in both Israel and the U.S. are permitted not to be open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business.

SUMMARY TERM SHEET

        This summary term sheet is a brief summary of the material provisions of this offer to purchase 971,394 ordinary shares of Radvision, par value NIS 0.10 per share (which I refer to as Radvision shares) being made by Mr. Zohar Zisapel, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Radvision, may have about the offer and about me as the offeror and answers to those questions. I recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

Who is offering to buy my securities?

—	I, Zohar Zisapel, am an Israeli citizen and resident. I served as a director of Radvision since November 1992 and as the Chairman of the Board of Directors of Radvision from November 1992 until August 1999. I again assumed the position of Chairman of the Board of Directors in April 2001. During the last several years, I have been engaged primarily in the management of high technology companies and I am a director and principal shareholder of several other companies, which, together with other subsidiaries and affiliates, are known as the RAD-BYNET group (although this is not a legal entity). My brother, Yehuda Zisapel is also a principal shareholder of Radvision and of other entities with the RAD-BYNET group. See Section 9.

How many shares are sought in the offer?

—	Subject to certain conditions, I am offering to purchase 971,394 Radvision shares, representing 5% of the issued and outstanding Radvision shares and of the voting power of Radvision. See Section 1.

—	If more than 971,394 shares are validly tendered and not properly withdrawn, I will purchase 971,394 shares on a pro rata basis from all shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of shares that I will purchase from each tendering shareholder will be based on the total number of shares validly tendered by all shareholders in the Initial Offer Period and the Additional Offer Period and not properly withdrawn before the completion of the Initial Offer Period. You may only withdraw previously tendered shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

Why are you conducting the offer?

—	I am conducting the offer to increase my interest in Radvision because I believe in the long-term value of Radvision and in order to comply with the requirements of Israeli law. Under Israeli law, a purchase of shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements if, among other things, as a result of the purchase, the purchaser (together with its affiliates) would own more than 25.0% of the aggregate voting power of the company and no other person owns at least 25.0% of the aggregate voting power of the company. Accordingly, since I beneficially own approximately 24.93% of the issued and outstanding Radvision shares (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase), in order to be legally able to purchase additional Radvision shares that would increase my voting power (together with that of my affiliates) of Radvision to more than 25.0%, I am required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law. See “Background to the Offer – Background” and “Background to the Offer – Purpose of the Offer; Reasons for the Offer.”

How much are you offering to pay and what is the form of payment?

—	I am offering to pay $6.30 per Radvision share, net to you (subject to withholding taxes, as applicable), in cash, without interest. All shareholders tendering their Radvision shares in the offer will be paid solely in United States dollars. See “Introduction,” Section 1, Section 2 and, with respect to withholding taxes, Section 5.

What percentage of the Radvision shares do you currently own and how much will you own if the offer is completed?

—	I currently beneficially own 4,868,651 Radvision shares, representing approximately 24.93% of the issued and outstanding Radvision (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase).

—	Following the consummation of the offer, I will beneficially own not less than 29.90% of the issued and outstanding Radvision shares (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase) and not less than 29.54% of the aggregate voting power of Radvision (excluding those options), if I purchase 971,394 Radvision shares, the number of Radvision shares sought to be purchased in the Offer.

See “Introduction,” “Background to the Offer – Beneficial Ownership of Shares” and Section 11.

What is the market value of my Radvision shares as of a recent date?

—	On April 27, 2009 and April 29, 2009, the last full trading days on the TASE and Nasdaq, respectively, before I commenced the offer, the closing price per share as reported on Nasdaq was $7.06, and as reported on the TASE was NIS 29.20 ($6.90 based on an exchange rate of NIS 4.233 per United States dollar as of April 27, 2009). I recommend that you obtain a recent quotation for your Radvision shares prior to deciding whether or not to tender your Radvision shares. See Section 6.

Do you have the financial resources to pay the purchase price in the offer?

—	Yes. The purchase of the Radvision shares in the offer will be financed by my own personal resources. The offer is not conditioned on the availability of financing.

—	According to Israeli law, to secure the payment for the Radvision shares tendered in the offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee my obligation to pay for the Radvision shares. To secure this guarantee, I have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the number of Radvision shares that I am offering to purchase.

See Section 2 and Section 10.

Is your financial condition relevant to my Decision on whether to tender in the offer?

—	No. Because my offer is not conditioned on the availability of financing, I possess all of the necessary funds to consummate the offer from cash on hand, and I have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the number of Radvision shares that I am offering to purchase, I believe that my financial condition is not material to a decision to tender to this offer.

See Section 2 and Section 10.

Can I object to the offer?

—	Yes. Pursuant to Israeli law, you may object to the offer. If you want to notify me of your objection to the offer you must complete and sign the accompanying Notice of Objection and deliver it prior to the completion of the Initial Offer Period on June 1, 2009 (as may be extended) by following the applicable procedures and instructions described in Section 3. Under Israeli law, since the consummation of the offer will result in my (together with my affiliates) being the beneficial owners of more than 25.0% of the voting power of Radvision, the aggregate number of Radvision shares validly tendered in the offer and not properly withdrawn at the completion of the Initial Offer Period (excluding the Radvision shares held by me or my affiliates) must exceed the aggregate number of Radvision shares represented by Notices of Objection to the offer. This is one of the conditions to the offer and if it is not met I will be prohibited from purchasing any Radvision shares tendered in the offer. See the answer to the question “What are the most significant conditions to the offer?” below, “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer,” Section 3 and Section 11. For details on the Radvision shares held by my affiliates and me see “Background to the Offer – Beneficial Ownership of Shares.”

What are the most significant conditions to the offer?

The offer is conditioned on, among other things, the following:

—	Radvision shares representing 5.0% of the issued and outstanding shares and voting power of Radvision on the Initial Completion Date (currently, 971,394 Radvision shares) must be validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period, such that following the consummation of the offer, I will own beneficially own not less than 29.90% of the issued and outstanding Radvision shares (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase) and not less than 29.54% of the aggregate voting power of Radvision (excluding those options); and

—	at the completion of the Initial Offer Period, the aggregate number of Radvision shares validly tendered in the offer and not properly withdrawn (excluding Radvision shares held by my affiliates or me) must be greater than the aggregate number of Radvision shares represented by Notices of Objection to the offer.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Radvision.

See “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” and Section 11, which sets forth in full the conditions to the offer and describes those conditions to the offer that are waiveable by me.

What will happen if the conditions to the offer are not satisfied?

—	If any condition is not satisfied, I may elect not to purchase, or may be prohibited from purchasing, any Radvision shares tendered in the offer, or, subject to applicable law, I may waive such conditions. See “Introduction,” Section 1 and Section 11.

How long do I have to decide whether to tender in the offer?

—	You may tender your Radvision shares until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on June 1, 2009 (as may be extended). I refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

—	I will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by me. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by me, then if, with respect to each Radvision share owned by you,

▶	you have not yet responded to the offer,

▶	you have notified me of your objection to the offer, or

▶	you have validly tendered such Radvision share but have properly withdrawn your tender during the Initial Offer Period,

you will be afforded an additional four calendar-day period following the Initial Completion Date, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on June 5, 2009, during which you may tender each such Radvision share. I refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if I decide to extend the Initial Offer Period.

See “Introduction,” Section 1, Section 3 and Section 11.

How do I tender my Radvision shares and to which depositary should I tender?

This depends on the manner in which you hold your Radvision shares:

—	if you hold your Radvision shares through a TASE member or you are named as a holder of the Radvision shares in the Register of Shareholders of Radvision in Israel, you should tender your Radvision shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 3; and

—	all other holders of Radvision shares should tender their Radvision shares to the U.S. Depositary by following the applicable procedures and instructions described in Section 3.

Can I tender my Radvision shares using a guaranteed delivery procedure?

—	No. You may only tender your Radvision shares by following the applicable procedures and instructions described in Section 3.

When can I withdraw the Radvision shares I tendered in the offer?

—	You may withdraw any previously tendered Radvision shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. In addition, under U.S. law, tendered Radvision shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if I have not yet accepted the Radvision shares for payment. See Section 1 and Section 4.

When will you pay for the Radvision shares tendered in the offer?

—	All of the Radvision shares validly tendered in the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration. I expect to make such payment, including in the event that proration of tendered Radvision shares is required, within four U.S. business days following the Final Expiration Date. See Section 1, Section 2 and Section 11.

Can the offer be extended, and under what circumstances?

—	I have the right, in my sole discretion, to extend the Initial Offer Period, subject to applicable law. In addition, in certain circumstances, I may be required by law to extend the Initial Offer Period. See Section 1.

How will I be notified if the offer is extended?

—	If I decide to extend the Initial Offer Period, I will inform the Depositaries and my Israeli legal counsel of that fact. I will also publicly announce the new Initial Completion Date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which I decide to extend the Initial Offer Period. Under Israeli law, I am required to publicly announce the new expiration date no later than one Israeli business day prior to the Initial Completion Date. See Section 1.

Has Radvision or its board of directors adopted a position on the offer?

—	Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Radvision is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

—	Under Israeli law, Radvision’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Radvision’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion.

As of the date of this offer to purchase, neither Radvision nor its board of directors has made such a statement.

Are there any conflicts of interest in the offer?

—	Yes. I have a conflict of interest between my interest as the offeror in this offer, to complete this offer at the lowest possible cost, and my duty as the Chairman of the Board of Directors of Radvision, to act in the best interests of Radvision. Therefore, I have undertaken not to take any part in the deliberations or voting of the Board of Directors of Radvision in connection with the offer.

See “Background to the Offer – Purpose of the Offer; Reasons for the Offer,” “Background to the Offer – Interest of Persons in the Offer,” and “Background to the Offer – Beneficial Ownership of Shares”.

What are the tax consequences of the offer?

—	The receipt of cash for Radvision shares accepted for payment by me from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

—	The receipt of cash for Radvision shares accepted for payment by me from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Tendering shareholders who hold their Radvision shares through an Israeli broker or financial institution will be subject to Israeli withholding tax to the extent required by Israeli law.

I recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

Will the offer result in the delisting of the Radvision shares?

—	No. I expect that the Radvision shares will continue to trade on Nasdaq and the TASE following completion of the offer. See Section 7.

With whom may I talk if I have questions about the offer?

—	You can call my legal counsel in Israel, Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., at +972-3-608-9986, during normal business hours in Israel. See the back cover of this offer to purchase.

v

INTRODUCTION

        I, Zohar Zisapel, hereby offer to purchase 971,394 ordinary shares, par value NIS 0.10 per share, of Radvision Ltd., or Radvision shares, at a price of $6.30 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

        Radvision shares are listed on the Nasdaq Global Market, or Nasdaq, under the ticker symbol “RVSN” and on the Tel Aviv Stock Exchange Ltd., or the TASE. As of April 15, 2009, there were 19,427,880 Radvision shares issued and outstanding (excluding 3,088,343 Radvision shares held as treasury stock). As of the date of this offer to purchase, I beneficially own 4,868,651 Radvision shares, representing approximately 24.93% of the issued and outstanding Radvision shares and voting power, including options to purchase Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase. As a result, if I purchase 971,394 Radvision shares in the offer (the number of Radvision shares to be purchased in the offer), I would beneficially own 5,840,045 Radvision shares, representing approximately 29.90% of the issued and outstanding Radvision shares (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase, or 5,738,795 Radvision shares excluding those options, representing approximately 29.54 % of the Radvision voting power,).

        I, Zohar Zisapel, am an Israeli citizen and resident. I have served as a director of Radvision since November 1992. I was Chairman of the Board of Directors of Radvision from November 1992 until August 1999 and again assumed the position of Chairman of the Board of Directors in April 2001. During the last several years, I have been engaged primarily in the management of high technology companies and I am a director and principal shareholder of several other companies which, together with other subsidiaries and affiliates, are known as the RAD-BYNET group (although this is not a legal entity). My brother, Yehuda Zisapel is also a principal shareholder of Radvision and of other entities with the RAD-BYNET group.

        Of the 4,868,651 Radvision shares that I beneficially own,

—	3,148,235 shares are held by me, of record or through my personal brokerage accounts;

—	101,250 shares are issuable upon the exercise of options granted to me that are exercisable as of the date of this offer to purchase or within 60 days thereafter;

—	1,121,097shares are held by Lomsha Ltd., an Israeli company that I control, of record or through its brokerage accounts;

—	310,856 shares are held of record by Michael and Klil Holdings (93) Ltd., an Israeli company that I control; and

—	187,213 shares are held of record by RAD Data Communications Ltd., an Israeli company.

I am a principal shareholder and Chairman of the Board of Directors of RAD Data Communications Ltd. and I and my brother, Mr. Yehuda Zisapel, have shared voting and dispositive power with respect to the shares held by RAD Data Communications Ltd.

        The offer is being conducted simultaneously in the United States and in Israel. The initial period of the offer will be completed at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on June 1, 2009. I refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. I will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by me. As required by Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by me, then if, with respect to each Radvision share owned by you, (a) you have not yet responded to the offer, (b) you have notified me of your objection to the offer, or (c) you have validly tendered such Radvision share but have properly withdrawn your tender during the Initial Offer Period, then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on June 5, 2009, during which you may tender each such Radvision share. I refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if I decide to extend the Initial Offer Period.

        I have been granted exemptive relief by the SEC from Rule 14d-7(a) to provide the four-day additional offering period without withdrawal rights and no-action relief by the staff of the SEC from Rule 14e-1(c) to permit payment within four U.S. business days following the Final Expiration Date.

        If you are a record owner of Radvision shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary (which I refer to, together with the U.S. Depositary, as the Depositaries), you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the purchase of Radvision shares in the offer. If you hold your Radvision shares through a bank or broker, I recommend that you check whether they charge any service or other fees.

        I will pay the fees and expenses of the Depositaries in connection with the offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from me and transmitting payments to tendering shareholders whose Radvision shares are accepted for payment. I will also pay the fees and expenses of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., my Israeli legal counsel, who will facilitate and answer questions concerning the offer during normal business hours in Israel.

        The offer is conditioned on Radvision shares representing 5.0% of the issued and outstanding shares and voting power of Radvision on the Initial Completion Date (currently, 971,394 Radvision shares), being validly tendered and not properly withdrawn, and I may terminate the offer if the total number of Radvision shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date is less than 5.0% of the issued and outstanding shares and voting power of Radvision on the Initial Completion Date. Certain other conditions to the consummation of the offer are described in Section 11. I reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission, or the SEC) to amend or, other than the conditions set forth in clause (a) and clause (c) of Section 11, waive any one or more of the terms of, and conditions to, the offer. However, if any of these conditions are not satisfied, I may elect not to purchase, or may be prohibited from purchasing any Radvision shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Radvision. See Section 1, Section 10 and Section 11.

        Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Radvision is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. Under Israeli law, Radvision’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Radvision’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion. As of the date of this offer to purchase, neither Radvision nor its board of directors has made such a statement.

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding my intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

—	any statements of the plans, objectives or expectations regarding the future operations or status of me or Radvision;

—	any anticipated trends;

—	any statements regarding future economic conditions or performance; and

—	any statement of assumptions underlying any of the foregoing.

        Forward-looking statements that are based on various assumptions (some of which are beyond my control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “potential,” “view” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

—	changes in domestic and foreign economic and market conditions;

—	uncertainty as to the completion of the offer; and

—	the risk factors detailed in Radvision’s most recent annual report on Form 20-F and its other filings with the SEC.

        See Section 9 of this offer to purchase for a discussion of certain information relating to me. Except as may be required by law, I do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

        You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

BACKGROUND TO THE OFFER

Background

        I founded Radvision in October 1992. I have served as a director of Radvision since November 1992. I served as the Chairman of the Board of Directors from November 1992 until August 1999 and again assumed my present position of Chairman of the Board of Directors in April 2001.

        Starting August 2005 and until February 2009 I have made a few purchases of Radvision’s shares in the open market, either by me or through an affiliate, all of which were disclosed in filings on Schedule 13D filed with the Securities and Exchange Commission, following which, I beneficially own approximately 4,868,651 shares (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase), representing approximately 24.93% of the outstanding Radvision shares.

        Under Israeli law, a purchase of the shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own more than 25.0% of the aggregate voting power of the company and no other person owns at least 25.0% of the voting power. For purposes of making the calculation of my holdings toward the 25.0% ownership threshold, I am required by the Israeli Companies Law to include shares held by my affiliates and me. Accordingly, since I beneficially own approximately 24.93 % of the issued and outstanding Radvision shares (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase) and 24.54% of the Radvision voting power, in order for me to purchase additional Radvision shares that would increase my voting power of Radvision to more than 25.0%, I am required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law. In addition, under Israeli law, in a special tender offer, I must purchase Radvision shares representing no less than 5.0% of the voting power of Radvision.

        In addition, under Israeli law, once a shareholder (together with its affiliates) owns in excess of 25.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely through a tender offer, unless as a result of the purchase the shareholder (together with its affiliates) would own in excess of 45.0% of the issued and outstanding shares of the company. Accordingly, I preliminarily decided to set the minimum condition of the offer such that I would comply with the provisions of Israeli law and own (together with my affiliates), in the aggregate, over 25.0% of the voting power of Radvision following the consummation of the offer.

        At the beginning of March 2009, I contacted Boaz Raviv, the Chief Executive Officer of Radvision and the members of Radvision’s Board of Directors, to inform them that I was preliminarily considering the commencement of a tender offer for Radvision shares, in order to increase my holdings to more than 25.0% of Radvision outstanding shares. At my request, Radvision on March 31, 2009 agreed to permit American Stock Transfer, which serves as its transfer agent, to also serve as U.S. Depositary in this offer.

        Beginning in early March 2009 through the date of this offer to purchase, I continued with preparations in order to enable myself to commence the offer. In addition, I, with the assistance of Israeli and U.S. legal counsel, applied to the SEC and the ISA for relief from certain provisions of the U.S. and Israeli securities laws to enable me to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel.

        On March 25, 2009, I received the exemptive relief that I requested from the ISA.

        On April 14, 2009, I received the exemptive and no-action relief that I requested from the SEC.

        I commenced the offer on April 30, 2009.

Purpose of the Offer; Reasons for the Offer

        The purpose of the offer is for me to increase my beneficial ownership of the issued and outstanding Radvision shares from its current level of approximately 24.93% (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase) up to approximately 29.90%, (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase) also representing an increase of my Radvision voting power from 24.54% to 29.54% (not including those options). This is because I believe in the long-term value of Radvision. According to Israeli law, I am not permitted to acquire additional Radvision shares if I (together with my affiliates) would own more than 25.0% of the voting power of Radvision, other than by means of a special tender offer.

        Following the consummation of the offer I will beneficially own approximately 5,840,045 of the issued and outstanding Radvision shares, (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase). Under Israeli law, following the consummation of the offer, transactions between me and Radvision and transactions of Radvision in which I will have an interest (other than solely through my ownership of Radvision shares), which are material, or not in the ordinary course of business or not on market terms, require the approval of Radvision’s shareholders by a special majority. Specifically, in addition to approval by Radvision’s audit committee and board of directors, in that order, such transactions require approval by at least one-third of the disinterested shareholders voting on the matter, or that the disinterested shareholders who voted against it do not constitute more than 1.0% of the issued and outstanding Radvision shares.

Plans for Radvision after the Offer; Certain Effects of the Offer

        Except as otherwise described below or elsewhere in this offer to purchase, I have no current plans, proposals or negotiations that relate to or would result in the following:

—	an extraordinary corporate transaction, merger, reorganization or liquidation involving Radvision or any of its subsidiaries;

—	a purchase, sale or transfer of a material amount of the assets of Radvision or any of its subsidiaries;

—	any material change in the present dividend rate or policy, or indebtedness or capitalization of Radvision;

—	any change in the present board of directors or management of Radvision (including, but not limited to, any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);

—	any other material change in Radvision's corporate structure or business;

—	a delisting of the Radvision shares; or

—	the Radvision shares becoming eligible for termination of registration under Section 12(g)(4) of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

        I intend to review on a continuing basis my investment in Radvision shares and take such actions with respect to my investment as I deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Radvision shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law. Future purchases may be on the same terms or on terms that are more or less favorable to Radvision’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Radvision shares, my financial position, and general economic and market conditions. In addition, following the consummation of the offer, I may also determine to dispose of my Radvision shares, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on my assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Radvision, the market for the Radvision shares, the condition of the securities markets and general economic, and industry conditions.

        Under Israeli law, if a shareholder (together with its affiliates) owns in excess of 25.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, unless as a result of the purchase the shareholder (together with its affiliates) would own 45.0% or more of the issued and outstanding shares of the company (unless there is another shareholder who holds 45.0% or more of the issued and outstanding share capital of the company). Accordingly, following the consummation of the offer, I may purchase Radvision shares in the open market or through private transactions, and not solely by means of a tender offer, as long as my (together with my affiliates) aggregate percentage ownership of issued and outstanding Radvision shares does not reach 45.0%.

        However, under Israeli law, I am prohibited from conducting an additional tender offer for Radvision shares for 12 months from the date of this offer to purchase.

        The offer may limit the ability of Radvision to use U.S. federal income net operating loss carry forwards. The Annual Report on Form 20-F of Radvision for the year ended December 31, 2008, states that as of December 31, 2008, the U.S. subsidiaries of Radvision had U.S. federal net operating loss carry forwards of approximately $5.7 million. Subject to certain limitations, net operating loss carry forwards may be used to offset future taxable income and thereby reduce U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Code, imposes an annual limitation on the ability of a corporation that undergoes an “ownership change” to use its net operating loss carry forwards to reduce its tax liability. It is possible that the U.S. subsidiaries of Radvision may experience “ownership changes” as defined in Section 382 of the Code because of changes in the ownership of Radvision’s shares, including as a result of consummation of the offer. Accordingly, the use of net operating loss carry forwards by the U.S. subsidiaries of Radvision may be limited by the annual limitation described in Section 382 of the Code. Any limitation on the use of net operating loss carry forwards could increase the U.S. federal income tax liability of the U.S. subsidiaries of Radvision.

Rights of Shareholders Who Do Not Accept the Offer

        You will have no appraisal or similar rights with respect to the offer. Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying me of your objection to the offer. Alternatively, you may simply not respond to the offer and not tender your Radvision shares. It is a condition to the offer that, at the completion of the Initial Offer Period, the aggregate number of Radvision shares validly tendered in the offer and not properly withdrawn is greater than the aggregate number of Radvision shares represented by Notices of Objection. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, I exclude Radvision shares held by my affiliates or me. Such affiliates include companies from the RAD-BYNET group, as appears in the table under the caption “Beneficial Ownership of Shares – My Equity Interest in Radvision.”

        An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

        Please see Section 3 for instructions on how to notify me of your objection to the offer.

Interest of Persons in the Offer

        As a result of my current beneficial ownership of approximately 24.93% of the issued and outstanding Radvision shares (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase) and my position as Radvision’s Chairman of the Board of Directors, I exert meaningful influence over Radvision. See also under “Background to the Offer – Plans for Radvision after the Offer; Certain Effects of the Offer.”

Related Party Transactions

        The RAD-BYNET Group: I, and my brother, Yehuda Zisapel, a principal shareholder of Radvision, who formerly was a director and the Chairman of the Board of Directors of Radvision, individually or together are founders, directors and principal shareholders of several other companies, which, together with Radvision and the other subsidiaries and affiliates, are known as the RAD-BYNET group (although this is not a legal entity). These corporations include, but are not limited to:

—	AB-NET Communications Ltd.	—	CHANNELOT Ltd	—	RADLIVE Ltd.
—	BYNET Data Communications Ltd.	—	Commex Technologies Ltd.	—	RADWARE Ltd.
—	BYNET Electronics Ltd.	—	Internet Binat Ltd.	—	RADWIN Ltd.
—	BYNET SEMECH (Outsourcing) Ltd.	—	Packetlight Networks Ltd.	—	Sanrad Inc.
—	BYNET Systems Applications Ltd.	—	RAD-BYNET Properties and Services (1981) Ltd.	—	SILICOM Ltd.
—	BYNET Software Systems Ltd.	—	RAD Data Communications Ltd.	—	WISAIR Inc.
—	Ceragon Networks Ltd.	—	RADCOM Ltd.

        Yehuda and I (together or separately) also hold shares in other real estate, holdings, biotechnology and pharmaceutical private companies. The above list does not constitute a complete list of my investments.

        All these companies may be suppliers or distributors of Radvision or consumers of Radvision’s products, or have similar trading relationships with Radvision (in arm’s length transactions). Radvision also uses some logistics arrangements with such companies such a lunches arrangement, transportation arrangements, arrangement with car lease companies, cell phone suppliers, etc. In the fiscal year 2008 Radvision’s related party transactions in research and development expenses, marketing, selling, general and administrative expenses and in purchase of property and equipment were in the amount of approximately $900,000, and in the first three months of 2009 in the amount of approximately $137,000.

        Except as set forth in this offer to purchase, there have been no negotiations, transactions or material contacts during the past two years between me and Radvision and its affiliates concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Radvision’s securities, an election of Radvision’s directors or a sale or other transfer of a material amount of assets of Radvision.

        Please see also Section 9 below, Information Concerning Mr. Zohar Zisapel.

Beneficial Ownership of Shares

        My Equity Interest in Radvision. The 971,394 Radvision shares I am offering to purchase in the offer represent 5% of the 19,427,880 Radvision shares issued and outstanding as of April 15, 2009 (excluding 3,088,343 Radvision shares held as treasury).

        The following table identifies the aggregate number and percentage (on an issued and outstanding basis) of the Radvision shares beneficially owned, as of the date of this offer to purchase, by (1) me and (2) certain entities that are associated with me and known by me to be the beneficial owners of Radvision shares or options:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares (Issued and Outstanding)**
Mr. Zohar Zisapel* 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	3,249,485	16.64%
Lomsha Ltd. 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	1,121,097	5.74%
Michael and Klil Holdings (93) Ltd. 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	310,856	1.59%
RAD Data Communications Ltd.*** 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	187,213	0.96%

*	Radvision shares I personally own include 101,250 Radvision shares issuable upon the exercise of options granted to me that are exercisable within 60 days of the date of this offer to purchase. Other than me none of the listed shareholders beneficially owns Radvision shares as a result of a right to acquire Radvision shares within 60 days of the date of this offer to purchase.

**	Based on 19,427,880 issued and outstanding Radvision shares as of April 15, 2009 (excluding 3,088,343 Radvision shares held as treasury).

***	The 187,213 shares are held of record by RAD Data Communications Ltd., an Israeli company. Mr. Zohar Zisapel is a principal shareholder and Chairman of the Board of Directors of RAD Data Communications Ltd. Mr. Zohar Zisapel and his brother, Mr. Yehuda Zisapel, have shared voting and dispositive power with respect to the shares held by RAD Data Communications Ltd.

THE TENDER OFFER

        YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.	TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

        The offer is being made to all of Radvision’s shareholders. Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, I will accept for payment and pay for Radvision shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on June 1, 2009, unless and until I extend the period of time during which the initial period of the offer is open. I refer to this period, as may be extended (as described below), as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

        I will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by me. Under Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by me, then the shareholders who have, with respect to each Radvision share owned by them,

▶	not responded to the offer,

▶	notified me of their objection to the offer, or

▶	validly tendered such Radvision share but have properly withdrawn their tender during the Initial Offer Period,

will be entitled to tender each such Radvision share during an additional four calendar-day period commencing at the completion of the Initial Offer Period. I refer to this period as the Additional Offer Period and to the expiration of such period as the Final Expiration Date. Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. In this respect, I recommend that you read Section 4 and Section 11 of this offer to purchase.

        Subject to proration, I will also accept for payment and pay for all Radvision shares validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date. I expect to make such payment, including in the event that proration of tendered Radvision shares is required, within four U.S. business days following the Final Expiration Date.

        No fractional Radvision shares will be purchased by me in the offer.

        Conditions to the offer include, among other things, that:

—	prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Radvision shares representing 5.0% of the issued and outstanding shares and voting power of Radvision on the Initial Completion Date (currently, 971,394 Radvision shares), such that following the consummation of the offer, I will own not less than 29.54% of the issued and outstanding Radvision Shares and voting power and I will beneficially own no less than 29.90% of the issued and outstanding Radvision shares; and

—	as required by Israeli law, at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Radvision shares validly tendered in the offer and not properly withdrawn (excluding the Radvision shares held by my affiliates or me) is greater than the aggregate number of Radvision shares represented by Notices of Objection to the offer.

        The offer is also subject to certain other conditions set forth in Section 11. If any of these conditions are not satisfied, I may elect not to purchase, or may be prohibited from purchasing, any Radvision shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Radvision. See Section 11, which sets forth in full the conditions to the offer and specifies those conditions to the offer that are waiveable by me.

        If more than 971,394 Radvision shares are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, I will purchase 971,394 Radvision shares on a pro rata basis from all tendering shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of Radvision shares that I will purchase from each tendering shareholder will be based on the total number of Radvision shares validly tendered by all shareholders prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn before the completion of the Initial Offering Period. The proration factor, if any, will be calculated by dividing (x) 971,394 Radvision shares, the number of Radvision shares that I am offering to purchase, by (y) the aggregate number of Radvision shares validly tendered in the offer and not properly withdrawn in the U.S. and Israel.

        I will publicly announce in accordance with applicable law and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether the conditions to the offer have been satisfied or, subject to applicable law, waived by me. Promptly following the Final Expiration Date, I will announce the results of the offer and the proration factor, if any. If I am unable to promptly determine the proration factor, I will announce the preliminary results. I will pay for all Radvision shares accepted for payment pursuant to the offer promptly following the calculation of the proration factor. I expect to make such payment within four U.S. business days following the Final Expiration Date.

        Under Israeli law, once I announce following the completion of the Initial Offer Period that the offer has been accepted, or, in other words, that all the conditions to the offer have been satisfied or, subject to applicable law, waived by me, no further conditions to the offer would apply and I will become irrevocably bound to purchase the Radvision shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date (subject to proration, if any).

        Subject to applicable laws and regulations, if any condition has not been satisfied as of the Initial Completion Date, I may decide to:

—	extend the Initial Offer Period (except that, pursuant to the Israeli Securities Law, I must generally provide notice to that effect at least one Israeli business day prior to the Initial Completion Date) and, subject to applicable withdrawal rights until the Initial Completion Date, retain all tendered Radvision shares until the Final Expiration Date;

—	if only the condition set forth in clause (b) of Section 11 below has not been satisfied, waive such condition and, subject to proration, accept for payment and promptly pay for all Radvision shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date; or

—	terminate the offer and not accept for payment or pay for any Radvision shares and promptly return all tendered Radvision shares to tendering shareholders.

        Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Radvision shares during the Initial Offer Period, I will be permitted to extend the Initial Offer Period so that the Initial Completion Date will correspond with the expiration date of the third party’s tender offer. I will not, however, provide for a subsequent offering period as permitted pursuant to Rule 14d-11 under the Exchange Act.

        In the event that I extend the Initial Offer Period, I will inform the Depositaries and my Israeli legal counsel of that fact. Under Israeli law, I am required to publicly announce the new expiration date no later than one Israeli business day prior to the Initial Completion Date. Accordingly, I will also:

—	file an immediate report with the ISA no later than one Israeli business day prior to the Initial Completion Date, and, within one Israeli business day thereafter (or within two business days, in the event my decision to extend the Initial Offer Period was made toward the late evening hours, Israel time, on one Israeli business day prior to the Initial Completion Date), publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew; and

—	issue a press release announcing a new Initial Completion Date no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which I decide to extend the Initial Offer Period.

        Without limiting the manner in which I may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Radvision shares in a manner reasonably designed to inform such holders of such changes), I currently intend to make announcements regarding the offer by distributing a press release to “PR Newswire” and publishing the aforesaid notices in the Israeli newspapers “Globes” and “Haaretz”.

        Under Israeli law, however, I will not be permitted to extend the Initial Offer Period, unless either (1) the Israeli Depositary, which guarantees my obligation to pay for the Radvision shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by me from another TASE member.

        If I make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if I waive a material condition to the offer (if permitted pursuant to the Exchange Act, the rules of the SEC and the Israeli Securities Law), I will extend the Initial Offer Period to the extent required by the Exchange Act, the rules of the SEC and the Israeli Securities Law. If, before the Final Expiration Date, I decide to increase the consideration being offered, such increase will be applicable to all shareholders whose Radvision shares are accepted for payment pursuant to the offer. If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the Initial Offer Period is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the Initial Offer Period will be extended until the expiration of at least ten business days after that notice. For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 14d-1(g)(3) under the Exchange Act.

        Radvision has made its shareholders list and security position listings available to me for the purpose of disseminating the offer to Radvision’s shareholders. This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Radvision shares whose names appear as of the date of this offer to purchase on Radvision’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Radvision shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

        General. According to Israeli law, to secure the payment for the Radvision shares tendered in the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee my obligation to pay for the Radvision shares tendered and accepted by me for payment pursuant to the offer. To secure this guarantee, I have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the number of Radvision shares that I am offering to purchase in the offer.

        Promptly following the Final Expiration Date and upon the terms of, and subject to the conditions to, the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, I will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all Radvision shares validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4. I expect to make such payment, including in the event that proration of tendered Radvision shares is required, within four U.S. business days following the Final Expiration Date. Please see Section 1.

        In all cases, I will pay for Radvision shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

        For purposes of the offer, I will be deemed to have purchased Radvision shares that have been validly tendered and not properly withdrawn if and when I give oral or written notice to the Depositaries of my acceptance for payment of Radvision shares pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the Radvision shares will be made by the Depositaries.

        Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

        If, pursuant to the terms of, and conditions to, the offer, I do not accept tendered Radvision shares for payment for any reason or if certificates are submitted representing more Radvision shares than are tendered (including by reason of proration), certificates evidencing unpurchased Radvision shares will be returned to the tendering shareholder (or, in the case of Radvision shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Radvision shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

        If, prior to the Final Expiration Date, I increase the consideration per share offered to the shareholders pursuant to the offer, the increased consideration per share will be paid to all holders of Radvision shares that are purchased pursuant to the offer, whether or not such Radvision shares were tendered prior to the increase in consideration.

        Form of Payment. All shareholders tendering their Radvision shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

        Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold, at applicable rates (currently 28.0%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To be eligible not to be subject to such withholding from the purchase price received for Radvision shares tendered in the offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding must properly complete the Substitute Form W-9 included in the Letter of Transmittal. See Section 5.

        Also, under the “withholding tax” provisions of Israeli income tax law, tendering shareholders who hold their Radvision shares through an Israeli broker or financial institution will be subject to Israeli withholding tax to the extent required by Israeli law, generally at the rate of 20% of the capital gain calculated under the provisions of Israeli tax law.

3.	PROCEDURES FOR TENDERING SHARES OR NOTIFYING ME OF YOUR OBJECTION TO THE OFFER.

Overview

        This Section 3 is divided into two parts. Holders of Radvision shares who wish to tender their Radvision shares or object to the offer, and

—	hold their Radvision shares through a TASE member, or Unlisted Holders, or who are named as holders of Radvision shares in the Register of Shareholders of Radvision in Israel, or listed holders, should tender their Radvision shares to, or object to the offer through, the Israeli Depositary pursuant to the instructions described under the caption “Tenders to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary” below, or

—	all other holders of Radvision shares should tender their Radvision shares to, or object to the offer through, the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, the U.S. Depositary” below.

You may only tender your Radvision shares or object to the offer by following the procedures described in this Section 3. You may not tender your Radvision shares using a guaranteed delivery procedure.

Tenders to American Stock Transfer & Trust Company, the U.S. Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the U.S. Depositary. Shareholders who are not Unlisted Holders or Listed Holders should tender their Radvision shares to, or object to the offer through, the U.S. Depositary.

        Valid Tender. In order for you to validly tender Radvision shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Radvision shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.

        The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the book-entry confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Radvision shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that I may enforce that agreement against that participant.

        If certificates evidencing tendered Radvision shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Radvision shares will be purchased.

        The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the Radvision shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Radvision shares by causing DTC to transfer such Radvision shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Radvision shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

        Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Radvision shares are tendered:

—	by a registered holder of Radvision shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

—	for the account of an eligible guarantor institution.

        If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

        Condition to Payment. In all cases, payment for Radvision shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing Radvision shares, or a timely book-entry confirmation for the delivery of Radvision shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

        The valid tender of Radvision shares pursuant to the applicable procedure described above will constitute a binding agreement between you and me upon the terms of, and subject to the conditions to, the offer.

    Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint my designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Radvision shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Radvision shares. The appointment will be effective if, as and when, and only to the extent that, I accept your Radvision shares for payment. Upon my acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Radvision shares (and any and all Radvision shares or other securities issued or issuable in respect of your Radvision shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). My designees will, with respect to the Radvision shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Radvision’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. I reserve the right to require that, in order for Radvision shares to be deemed validly tendered, immediately upon my payment for the Radvision shares, I must be able to exercise full voting rights with respect to the Radvision shares at any meeting of Radvision’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Radvision’s shareholders with a record date prior to the consummation of the offer if such Radvision shares were held by such tendering shareholder as of such record date).

        Objecting to the Offer. If you want to notify me of your objection to the offer with respect to all or any portion of your Radvision shares, and:

—	you hold such Radvision shares directly, complete and sign the accompanying Notice of Objection and mail or deliver it to the U.S. Depositary prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date; or

—	you hold such Radvision shares through a broker, dealer, commercial bank, trust company or other nominee, request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the U.S. Depositary prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date.

        I will disregard any Notices of Objection received by the U.S. Depositary after such deadline. In addition, if you submit a Notice of Objection with respect to Radvision shares and thereafter you deliver a Letter of Transmittal by which you tender those Radvision shares, I will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Radvision shares, and thereafter you deliver to me a Notice of Objection with respect to those Radvision shares, I will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Radvision shares, I will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Radvision shares to which the Notice of Objection to be withdrawn relates. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Radvision shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by me, you may tender such Radvision shares during the Additional Offer Period. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Radvision shares or Notice of Objection will be determined by me, in my sole discretion. This determination will be final and binding on all parties (unless challenged by any Radvision shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties). I reserve the absolute right to reject any or all tenders or Notices of Objection that I determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. I also reserve the absolute right, in my sole discretion, to waive any defect or irregularity in any tender of Radvision shares or Notice of Objection of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of Radvision shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. Neither I, nor my affiliates, my assigns, the Depositaries, my Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Radvision shares or Notices of Objection or incur any liability for failure to give any notification. Subject to applicable law, my interpretation of the terms of, and conditions to, the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding (unless challenged by any Radvision shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties).

        If you tender your Radvision shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to me that:

—	you have the full power and authority to tender, sell, assign and transfer the tendered Radvision shares (and any and all Radvision shares or other securities issued or issuable in respect of your Radvision shares); and

—	when I accept your Radvision shares for payment, I will acquire good and unencumbered title to your Radvision shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Tenders to Clal Finance Batucha Investment Management Ltd., my Israeli Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the Israeli Depositary. Shareholders who are either Unlisted Holders or Listed Holders should tender their Radvision shares to, or object to the offer through, the Israeli Depositary. All other shareholders should tender to the U.S. Depositary, as described above.

Valid Tender.

—	By Unlisted Holders: in order for an Unlisted Holder to validly tender Radvision shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of an Acceptance Notice of an Unlisted Holder to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Initial Offer Period or Additional Offer Period, as applicable. I recommend that you check at what times you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed.

An Unlisted Holder who wishes to submit an Acceptance Notice at any time on the Final Expiration Date must send an Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. I refer to this as the Late Acceptance Notice of an Unlisted Holder. The Late Acceptance Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Acceptance Notice to the TASE member with which its securities deposit is managed by the following Israeli business day by 9:30 a.m., Israel time (2:30 a.m., New York time), and provided that such TASE member provides the Israeli Depositary with an additional Acceptance Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time (4:00 a.m., New York time).

Each of the TASE members are required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Initial Completion Date and again on the Final Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder. In addition, each TASE member is required to deliver to the Israeli Depositary, if applicable, an additional Acceptance Notice of TASE Member, if such TASE member receives, in a timely manner, any Late Acceptance Notices of an Unlisted Holder.

If the conditions to the offer are satisfied or, subject to applicable law, waived by me, the purchase price for the Radvision shares validly tendered in the offer and accepted by me for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within U.S. four business days following the Final Expiration Date the Unlisted Holder’s bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Initial Completion Date and not waived by me, or if I withdraw the offer, I will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

—	By Listed Holders: in order for a Listed Holder to validly tender Radvision shares in the offer to the Israeli Depositary, such Listed Holder must deliver, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date or Final Expiration Date, as applicable, (1) a share certificate or share certificates representing its Radvision shares accompanied by (2) an Acceptance Notice of a Listed Holder duly signed by the Listed Holder or its duly authorized attorney-in-fact. A Listed Holder must deliver the share certificate(s) and the accompanying Acceptance Notice of Listed Holder to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours.

The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Final Expiration Date.

If the conditions to the offer are satisfied or, subject to applicable law, waived by me, the purchase price for the Radvision shares validly tendered in the offer and accepted by me for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within four U.S. business days following the Final Expiration Date the Listed Holder’s bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the completion of the Initial Offer Period and not waived by me, or if I withdraw the offer, I will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificates and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

The valid tender of Radvision shares pursuant to the applicable procedure described above will constitute a binding agreement between you and me upon the terms of, and subject to the conditions to, the offer.

        Objecting to the Offer. If you want to notify me of your objection to the offer with respect to all or any portion of your Radvision shares, and:

—	you are an Unlisted Holder with respect to such Radvision shares, you must notify me, through the TASE member, of your objection to the offer by delivering the Notice of Objection to the TASE member duly signed by you or your duly authorized attorney-in-fact. I refer to this as the Notice of Objection of an Unlisted Holder.

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, one Notice of Objection, referred to as the Notice of Objection of TASE Member, representing all Notices of Objection delivered by each Unlisted Holder to such TASE member; or

—	you are a Listed Holder with respect to such Radvision shares, you must notify me, through the Israeli Depositary, of your objection to the offer by delivering the Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, duly signed by you, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date. Delivery of the documents set forth above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary.

        I will disregard any Notices of Objection (whether Notices of Objection of TASE Members or Notices of Objection of Listed Holders) received by the Israeli Depositary after such deadline. In addition, if you (or the TASE member on your behalf) submit a Notice of Objection with respect to Radvision shares and thereafter you (or the TASE member on your behalf) deliver an Acceptance Notice by which you tender those Radvision shares, I will disregard your Notice of Objection. Similarly, if you (or the TASE member on your behalf) submit an Acceptance Notice by which you tender Radvision shares, and thereafter you (or the TASE member on your behalf) deliver a Notice of Objection with respect to those Radvision shares, I will disregard your Acceptance Notice. If you (or the TASE member on your behalf) submit an Acceptance Notice and a Notice of Objection concurrently with respect to the same Radvision shares, I will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, as follows:

—	if you are an Unlisted Holder, you may withdraw your Notice of Objection by delivering to the TASE member to which you delivered your Notice of Objection, a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled” and accompanied by the date and time of delivery of your Notice of Objection to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

—	if you are a Listed Holder, you may withdraw your Notice of Objection by delivering to the Israeli Depositary a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled,” accompanied by the date and time of delivery of your Notice of Objection to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.

        Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Radvision shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by me, you may tender such Radvision shares during the Additional Offer Period, if applicable. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Radvision shares or Notice of Objection will be determined by me, in my sole discretion. This determination will be final and binding on all parties (unless challenged by any Radvision shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties). I reserve the absolute right to reject any or all tenders or Notices of Objection that I determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. I also reserve the absolute right, in my sole discretion, to waive any defect or irregularity in any tender of Radvision shares or Notice of Objection of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of Radvision shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. Neither I, nor my affiliates, my assigns, the Depositaries, my Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or Notices of Objection or incur any liability for failure to give any notification. Subject to applicable law, my interpretation of the terms of, and conditions to, the offer (including the Acceptance Notices and instructions thereto) will be final and binding (unless challenged by any Radvision shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties).

        If you tender your Radvision shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to me that:

—	you have the full power and authority to tender, sell, assign and transfer the tendered Radvision shares (and any and all Radvision shares or other securities issued or issuable in respect of your Radvision shares); and

—	when I accept your Radvision shares for payment, I will acquire good and unencumbered title to your Radvision shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.	WITHDRAWAL RIGHTS.

        You may withdraw previously tendered Radvision shares at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period (see Section 1 and Section 11). In addition, under U.S. law, tendered Radvision shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if I have not yet accepted the Radvision shares for payment. If I extend the Initial Offer Period, delay my acceptance for payment of Radvision shares or am unable to accept Radvision shares for payment pursuant to the offer for any reason, then, without prejudice to my rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on my behalf, retain tendered Radvision shares, and those Radvision shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, my ability to delay the payment for Radvision shares that I have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, the U.S. Depositary

        If you tendered your Radvision shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Radvision shares to be withdrawn, the number of Radvision shares to be withdrawn and the name of the registered holder of the Radvision shares, if different from the name of the person who tendered the Radvision shares. If certificates evidencing Radvision shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Radvision shares have been tendered for the account of an eligible guarantor institution. If Radvision shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Radvision shares and otherwise comply with DTC’s procedures.

        Withdrawals of tendered Radvision shares may not be rescinded. If you have properly withdrawn your Radvision shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Radvision shares may be re-tendered at any time prior to 10:00 a.m., New York time (5:00 p.m., Israel Time), on the Final Expiration Date by following the applicable procedure described in Section 3.

Withdrawal procedure for tenders to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary

        If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

—	if you are an Unlisted Holder, you may withdraw your Radvision shares at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

—	if you are a Listed Holder, you may withdraw your Radvision shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the share certificate(s) and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date.

        Withdrawals of tendered Radvision shares may not be rescinded. If you have properly withdrawn Radvision shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Radvision shares may be re-tendered at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Final Expiration Date by following the applicable procedure descried in Section 3.

Determination of Validity

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by me, in my sole discretion, subject to applicable law, which determination will be final and binding on all parties (unless challenged by any Radvision shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties). Neither I, nor my affiliates or assigns, the Depositaries, my Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES.

        Material U.S. Federal Income Tax Consequences.

        U.S. Holders. The following discussion summarizes material U.S. federal income tax consequences of the offer applicable to the shareholders of Radvision who are U.S. Holders and whose Radvision shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Radvision shares who is:

—	a citizen or resident of the U.S.;

—	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S., any state thereof or the District of Columbia;

—	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

—	a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if, in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and made a valid election to continue to be so treated.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 5. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Radvision is a Passive Foreign Investment Company,” this discussion assumes that Radvision is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

        This discussion addresses only Radvision shares that are held as capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

—	regulated investment companies;

—	broker-dealers (including in securities or foreign currency) or insurance companies;

—	persons who have elected to apply a mark-to-market method of accounting;

—	tax-exempt organizations or retirement plans;

—	certain former citizens or former long-term residents of the United States;

—	persons subject to the alternative minimum tax;

—	banks and other financial institutions;

—	persons who hold their Radvision shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

—	holders who received their Radvision shares through the exercise of employee stock options or otherwise as compensation;

—	partnerships or other pass-through entities or persons who hold their Radvision shares through partnerships or other pass-through entities;

—	holders who within the five-year period prior to the offer owned directly, indirectly or by attribution at least 10.0% of the voting power of Radvision; and

—	persons whose functional currency is not the U.S. dollar.

        In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

        I RECOMMEND THAT RADVISION SHAREHOLDERS WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF MATERIAL ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “MATERIAL ISRAELI TAX CONSEQUENCES.”

        Characterization of the Purchase if Radvision is not a Passive Foreign Investment Company. The receipt of cash for Radvision shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Radvision shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Radvision shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Radvision shares (i.e., Radvision shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Radvision shares for more than one year at the time of the consummation of the offer. Special limitations apply to the use of capital losses.

        Characterization of the Purchase if Radvision is a Passive Foreign Investment Company. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of Section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50% of the average value of its assets consists of assets that produce or are held for the production of, passive income. The 2008 Form 20-F provides that Radvision, subject to the discussion therein, believes that in 2008 there was a substantial risk that it was a PFIC. The 2008 Form 20-F also provides that, because the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, Radvision’s PFIC status for 2009 has not been determined yet, but there is a substantial risk that it will qualify as a PFIC in 2009.

        In general, if Radvision was characterized as a PFIC for any taxable year, any gain recognized by a U.S. Holder who sells Radvision shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Radvision shares. The amount allocated to the current taxable year and any taxable year with respect to which Radvision was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. I recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Radvision shares pursuant to the offer.

        Information Reporting and Backup Withholding. Payments made by the U.S. Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless the U.S. Holder (or other payee) who tenders its Radvision shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares to the U.S. Depositary should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certificate necessary to avoid backup withholding.

        Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holders’ U.S. federal income tax liability, provided the required information is furnished to the IRS.

Material Israeli Tax Consequences.

        The following discussion summarizes the material Israeli tax consequences of the offer applicable to Radvision’s shareholders whose Radvision shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Radvision shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

        The tax discussion set forth below is based on present law. Because individual circumstances may differ, I recommend that holders consult their tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

        The summary below does not discuss the effects of any non-Israeli tax laws. I recommend that holders of Radvision shares who are U.S. Holders consult their tax advisors regarding the U.S. federal, state and local income tax consequences of the offer. For a discussion of U.S. federal income tax consequences, see above under “Material U.S. Federal Income Tax consequences.”

        Characterization of the Purchase. The receipt of cash for Radvision shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes, pursuant to which a holder of Radvision shares will be treated as having sold such Radvision shares.

        Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including Radvision shares in Israeli companies (such as Radvision), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

        Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, as of January 1, 2006, the tax rate applicable to capital gains derived from the sale of Radvision shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such Radvision shares, in which case the gain generally will be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 25%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Radvision shares (currently 26%), unless such companies were not subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985 (or certain regulations), or the Inflationary Adjustments Law, prior to August 10, 2005, in which case the applicable tax rate is 25%. However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Radvision shares prior to Radvision’s initial public offering on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Radvision shares through the exercise of employee stock options or otherwise as compensation. The tax basis of Radvision shares acquired prior to January 1, 2003 by individuals and by companies that were not subject to the Inflationary Adjustments Law will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the Radvision shares as the tax basis if it is higher than such average price.

        Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of the Radvision shares, provided that such shareholders did not acquire their Radvision shares prior to Radvision’s initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In addition, pursuant to the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Radvision shares by a person who (i) holds the Radvision shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Radvision shares representing 10% or more of the voting power of Radvision during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel Tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

        Israeli Withholding Tax. As an individual, I am not required under Israeli tax law to withhold Israeli tax at the source from the payments I will make under this tender offer. However, tendering shareholders who hold their Radvision shares through an Israeli broker or financial institution will be subject to Israeli withholding tax to the extent required by Israeli law, since Israeli brokers or financial institutions are generally required to withhold Israeli tax under Israeli law.

        I recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

        The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

        The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential Israeli tax effects of the offer. I recommend that Radvision shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares in the offer.

6.	PRICE RANGE OF THE SHARES ETC.

        Radvision shares are listed and traded on Nasdaq under the ticker symbol “RVSN”, and on the TASE. Radvision shares commenced trading on Nasdaq in March 14, 2000 and on the TASE in October 20, 2002.

        The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On April 27, 2009, the prevailing exchange rate was $1.00 for NIS 4.233.

Quarter	Nasdaq Global Market		The Tel Aviv Stock Exchange
	High	Low	High	Low

2007
First Quarter	$24.97	$18.80	NIS 105.00	NIS 79.00
Second Quarter	$23.97	$19.09	NIS 101.40	NIS 77.07
Third Quarter	$21.50	$15.70	NIS 98.50	NIS 66.29
Fourth Quarter	$12.25	$10.93	NIS 71.40	NIS 41.58
2008
First Quarter	$11.84	$6.15	NIS 43.55	NIS 20.76
Second Quarter	$7.50	$5.96	NIS 26.25	NIS 19.50
Third Quarter	$7.78	$5.35	NIS 27.50	NIS 18.01
Fourth Quarter	$6.99	$4.08	NIS 28.00	NIS 16.19
2009
First Quarter	$6.11	$4.48	NIS 25.19	NIS 18.06
Second Quarter*	$7.10	$5.00	NIS 30.69	NIS 20.57

* Through April 29, 2009.

        The following table sets forth, for each of the months indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On April 27, 2009, the prevailing exchange rate was $1.00 for NIS 4.233.

Month	Nasdaq Global Market		The Tel Aviv Stock Exchange
	High	Low	High	Low

April 2008	$7.25	$6.14	NIS 26.25	NIS 21.51
May 2008	$7.50	$6.63	NIS 25.83	NIS 22.15
June 2008	$7.24	$5.96	NIS 23.96	NIS 19.50
July 2008	$6.25	$5.34	NIS 22.17	NIS 17.30
August 2008	$6.99	$5.77	NIS 25.20	NIS 19.01
September 2008	$7.78	$6.00	NIS 27.50	NIS 19.00
October 2008	$6.19	$4.08	NIS 21.15	NIS 16.19
November 2008	$6.99	$5.42	NIS 28.00	NIS 19.56
December 2008	$6.83	$5.12	NIS 27.94	NIS 19.50
January 2009	$5.88	$4.31	NIS 24.37	NIS 17.83
February 2009	$6.11	$4.50	NIS 25.19	NIS 18.48
March 2009	$4.87	$5.67	NIS 24.24	NIS 19.31
April 2009*	$7.10	$5.00	NIS 30.69	NIS 20.57

* Through April 29, 2009.

        The average closing sale price for Radvision shares on Nasdaq during the six months prior to the date of this offer to purchase, i.e., between October 29, 2008 and April 29, 2009 was $5.69 per share. Accordingly, the purchase price in the offer is 10.75% higher than the said average closing price on Nasdaq and is 10.76% lower than the closing price on Nasdaq on April 29, 2009.

        The average closing sale price for Radvision shares on the TASE during the six months prior to the date of this offer to purchase, i.e., between October 27, 2008 and April 27, 2009, was NIS 22.71 ($5.37 based on an exchange rate of NIS 4.233 per U.S. dollar as of April 27, 2009) per share. Accordingly, the purchase price in the offer (NIS 26.67 based on an exchange rate of NIS 4.233 per United States dollar as of April 27, 2009) is 17.42% higher than the said average closing price on the TASE and is 8.67% lower than the closing price on the TASE on April 27, 2009.

        On April 27, 2009 and April 29, 2009, the last full trading days on the TASE and Nasdaq, respectively, prior to the commencement of the offer, the closing sale price per Radvision share as reported on Nasdaq was $7.06, and as reported on the TASE was NIS 29.20 ($6.90 based on an exchange rate of NIS 4.233 per United States dollar as of April 27, 2009).

        I recommend that you obtain a current market quotation for Radvision shares.

        Based on Radvision’s consolidated financial statements for the period ended December 31, 2008 Radvision’s shareholders equity was $129,583,000 and its shareholders’ equity per share (based on 19,632,713 Radvision shares outstanding on such date) was $6.60, in each case as of December 31, 2008.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

        My purchase of Radvision shares pursuant to the offer will reduce the number of Radvision shares that might otherwise be traded publicly and may reduce the number of Radvision shareholders. In particular, if the offer is consummated, Radvision’s “public float,” that is, the number of Radvision shares owned by Radvision’s non-affiliated shareholders and available for trading in the securities markets, will be reduced. This may result in lower share prices or reduced liquidity in the trading market for Radvision shares in the future. Nonetheless, I anticipate that there will be a significant number of Radvision shares issued and outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the Radvision shares. Based upon published guidelines of Nasdaq and the TASE, I believe that my purchase of Radvision shares pursuant to the offer will not, in itself, cause the remaining Radvision shares to be delisted from Nasdaq or the TASE.

        The Radvision shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Radvision shares as collateral. I believe that, following the purchase of Radvision shares pursuant to the offer, the Radvision shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

        The Radvision shares are registered under the Exchange Act, which requires, among other things, that Radvision furnish certain information to its shareholders and the SEC. I believe that my purchase of Radvision shares pursuant to the offer will not result in deregistration of the Radvision shares under the Exchange Act or otherwise cause Radvision to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a foreign private issuer).

8.	INFORMATION CONCERNING RADVISION.

        The information concerning Radvision contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. I have not independently verified the accuracy or completeness of the information contained in such documents or records.

        Radvision’s legal and commercial name is Radvision Ltd. Radvision was incorporated under the laws of the State of Israel in January 1992, commenced operations in October 1992 and commenced sales of its products in the fourth quarter of 1994. Since its initial public offering on March 14, 2000, its ordinary shares have been listed on Nasdaq (symbol: RVSN) and its ordinary shares have also traded on the TASE since October 20, 2002. Radvision is a public limited liability company under the Israeli Companies Law and operates under this law and associated legislation. Radvision’s registered offices and principal place of business are located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel, and its telephone number is +972-3-767-9300. Radvision’s website address is www.Radvision.com. However, information contained on Radvision’s website does not constitute a part of this offer to purchase.

        Radvision is a leading provider of high quality, scalable and easy-to-use products and technologies for videoconferencing, video telephony, and the development of converged voice, video and data over Internet Protocol (IP) and third generation (3G) networks. Hundreds of thousands of end-users around the world today communicate over a wide variety of networks using products and solutions based on or built around Radvision’s multimedia communication platforms and software development solutions.

        Available Information. Radvision is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

        These reports and other information should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Radvision’s filings on or after February 23, 2000, are also available on the SEC’s website (http://www.sec.gov).

        According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Radvision is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Radvision, and which was furnished or that has to be furnished, according to U.S. law, to Radvision’s shareholders. Such filings, if filed on or after October 16, 2002, are available on the TASE’s website (http://maya.tase.co.il/bursa/index.asp), and, if were filed on or after November 4, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

9. INFORMATION CONCERNING MR. ZOHAR ZISAPEL.

        Mr. Zohar Zisapel. I originally founded Radvision in October, 1992. I am a principal shareholder of Radvision and have served as a director of Radvision since November 1992 and as the Chairman of the Board of Directors from November 1992 until August 1999 and again assumed my present position of Chairman of the Board of Directors in April 2001. During the last several years, I have been engaged primarily in the management of high technology companies. I am the founder and chairman of the board of directors of RAD Data Communication Ltd. and I serve as a director of other public companies, including RADCOM Ltd., Ceragon Networks Ltd. and Amdocs Ltd. I hold a B.Sc. degree from the Technion – Israel Institute of Technology and an M.Sc. degree from Tel Aviv University. My office and principal place of business is located at 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel, and my telephone number is +972-3-6458101.

        The table below sets forth my business experience in the past 5 years:

Period		Name and Address of the Organization	Nature of Business of the Organization	Title
From	To
April, 2001	Current	Radvision Ltd. 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	Provider of products and technologies for videoconferencing, video telephony, and the development of converged voice, video and data over Internet protocol (IP) and third-generation (3G) networks.	Chairman of the board of directors
March, 1982	Current	RAD Data Communication Ltd. 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	Provider of innovative voice and data access solutions for mobile and fixed line carriers, service providers and enterprises around the world.	Chairman of the board of directors
July, 1996	Current	Ceragon Networks Ltd. 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	Provider of high capacity wireless backhaul solutions that enables wireless service providers to deliver voice and data services.	Chairman of the board of directors

Period		Name and Address of the Organization	Nature of Business of the Organization	Title
From	To
July, 1985	Current	Radcom Ltd. 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	Develops, manufactures, markets and supports network test and service monitoring solutions for communications service providers and equipment vendors.	Chairman of the board of directors
September, 1997	Current	RADWIN Ltd. 27 Habarzel Street, Tel Aviv ,69710, Israel	Delivers wireless backhaul and broadband access solutions in the sub-6GHz space.	Chairman of the board of directors
June, 2001	Current	Wisair Inc. 27 Habarzel Street, Tel Aviv ,69710, Israel	A fabless semiconductor company providing single-chip based Ultra Wideband (UWB) and Wireless USB solutions for personal computing, consumer electronics and mobile devices.	Chairman of the board of directors
May, 2000	Current	SANRAD Inc. 4 Hanechoshet Street Tel-Aviv, I 69710, Israel	Provides any physical or virtual server with low-cost, robust SAN connectivity and management. Delivers intelligent storage networking switches with integrated virtualization, management, and disaster recovery services	Director
August, 2004	Current	Packetlight Networks Ltd. 27 Habarzel Street, Tel Aviv ,69710, Israel	Provider of pioneering next generation storage extension optical transport systems.	Director
October, 2005	Current	RADLive Ltd. 4 HaNechoshet Street, Tel-Aviv 69710, Israel	Develops high definition telephony technologies, products and applications.	Chairman of the board of directors
June, 2007	Current	Channelot Ltd. 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel	Develops network infrastructure for digital and mobile TV.	Chairman of the board of directors

Period		Name and Address of the Organization	Nature of Business of the Organization	Title
From	To
July, 2008	Current	Amdocs Ltd. Suite 5, Tower Hill House Le Bordage, St. Peter Port Island of Guernsey, GY1 3QT, United Kingdom	Provides software and service for communications, media and entertainment industry service providers. It develops, implements, and manages software and services associated with the business support systems (BSS) and operational support systems (OSS). Its software systems cover the range of revenue management, customer management, service and resource management, digital commerce and service delivery, and information management.	Director

        The RAD-BYNET Group: I, and my brother, Yehuda Zisapel, a principal shareholder of Radvision, who formerly was a director and the Chairman of the Board of Directors of Radvision, individually or together are founders, directors and principal shareholders of several other companies, which, together with Radvision and the other subsidiaries and affiliates, are known as the RAD-BYNET group (although this is not a legal entity). These corporations include, but are not limited to:

—	AB-NET Communications Ltd.	—	CHANNELOT Ltd	—	RADLIVE Ltd.
—	BYNET Data Communications Ltd.	—	Commex Technologies Ltd.	—	RADWARE Ltd.
—	BYNET Electronics Ltd.	—	Internet Binat Ltd.	—	RADWIN Ltd.
—	BYNET SEMECH (Outsourcing) Ltd.	—	Packetlight Networks Ltd.	—	Sanrad Inc.
—	BYNET Systems Applications Ltd.	—	RAD-BYNET Properties and Services (1981) Ltd.	—	SILICOM Ltd.
—	BYNET Software Systems Ltd.	—	RAD Data Communications Ltd.	—	WISAIR Inc.
—	Ceragon Networks Ltd.	—	RADCOM Ltd.

        Yehuda and I (together or separately) also hold shares in other real estate, holdings, biotechnology and pharmaceutical private companies. The above list does not constitute a complete list of my investments.

        All these companies may be suppliers or distributors of Radvision or consumers of Radvision’s products, or have similar trading relationships with Radvision (in arm’s length transactions). Radvision also uses some logistics arrangements with such companies such a lunches arrangement, transportation arrangements, arrangement with car lease companies, cell phone suppliers etc.

        I have not:

—	been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

—	been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

—	been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

        Available Information. I have filed with the SEC a Schedule TO, which includes this offer to purchase as an exhibit thereto and contains additional information concerning the offer.

        As a major shareholder of Radvision, I make filings on Schedule 13D, which filings may be found on the SEC’s website (http://www.sec.gov).

10. SOURCES AND AMOUNT OF FUNDS.

        The offer is not conditioned on the availability of financing. I estimate that the total amount of funds that will be required to consummate the offer, including fees and expenses, is approximately $6.32 million (assuming I purchase 971,394 Radvision shares, the number of Radvision shares sought to be purchased in the offer). I possess all necessary funds to consummate the offer from cash on hand. To secure the payment for the Radvision shares tendered in the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee my obligation to pay for the Radvision shares. In addition, to secure this guarantee, I have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the number of Radvision shares that I am offering to purchase in the offer.

11. CONDITIONS TO THE OFFER.

        Under Israeli law, I will become irrevocably bound to purchase, subject to proration, the Radvision shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) my rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, I shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Radvision shares, and terminate the offer, if, in my reasonable judgment, any of the following occurs:

(a)     at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any one or more of the following conditions has not been satisfied:

        (1) shall have been validly tendered and not properly withdrawn Radvision shares representing 5.0% of the issued and outstanding shares and voting power of Radvision on the Initial Completion Date (currently, 971,394 Radvision shares), such that following the consummation of the offer, I will own no less than 29.54% of the aggregate voting power of Radvision and beneficially own not less than 29.90% of the issued and outstanding Radvision shares (including options to purchase 101,250 Radvision shares that are exercisable as of today or within 60 days of the date of this offer to purchase); or

        (2) as required by Israeli law, at the completion of the Initial Offer Period, the aggregate number of Radvision shares validly tendered in the offer and not properly withdrawn (excluding Radvision shares held by me or my affiliates pursuant to Section 331(c) of the Israeli Companies Law) is greater than the aggregate number of Radvision shares represented by Notices of Objection to the offer;

(b)   (1) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date,

—	any "event" (as such term is defined below) shall have occurred,

—	I did not know and could not have known of, and I did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event,” and

—	such “event” would cause the terms of the offer as a result of such event to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

For purposes of this paragraph (b)(1), an “event” shall mean any of the following:

(A)	any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

(B)	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign; or

(C)	any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Radvision that has, or could reasonably be expected to have, in my reasonable discretion, a material adverse effect on Radvision or, assuming consummation of the offer, on me; or

        (2) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there has or will have occurred, and continue to exist, any of the following:

—	any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;

—	a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, that could have a material adverse effect on me, Radvision or the trading of Radvision’s shares;

—	a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the U.S. or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions;

—	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

—	any change in the general political, market, economic or financial conditions in the U.S., Israel or abroad that could, in my reasonable judgment, have a material adverse effect on me, Radvision or the trading of Radvision shares; or

—	a tender offer or exchange offer for any or all of Radvision shares, or any merger, acquisition, business combination or other similar transaction with or involving Radvision or any of its subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed; or

(c)     at least one Israeli business day prior to the Initial Completion Date, I shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Radvision shares pursuant to the offer (see Section 12). This includes that any U.S. governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to me, (2) require my unreasonable commercial efforts, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

        The foregoing conditions may be asserted by me regardless of the circumstances giving rise to any such conditions and, in the case of clause (b) above, subject to applicable law, may be waived by me in whole or in part at any time and from time to time until the Initial Completion Date (as may be extended), in each case, in the exercise of my reasonable judgment. You should be aware that, under Israeli law, I may not waive the conditions set forth in clause (a) and clause (c) above.

        My failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. All of the conditions of the offer must be satisfied or waived before the Initial Completion Date. If I proceed with the offer after failing to exercise any of the foregoing rights, this will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, I may be required to extend the offer and recirculate new disclosure to the tendering shareholders.

        Any determination I make concerning any condition described in this Section 11 shall be final and binding on all parties (unless challenged by any Radvision shareholders in a court of competent jurisdiction, in which case such court’s decision, subject to appellate court review, if applicable, shall be final and binding on all parties). A public announcement will be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

        Should the offer be terminated pursuant to the foregoing provisions, all tendered Radvision shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

        The offer is not conditioned on the availability of financing or the approval of the board of directors of Radvision.

12. LEGAL MATTERS AND REGULATORY APPROVALS.

        The Israeli Securities Authority. Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Initial Completion Date be postponed, and the ISA may direct, after having given me appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials be published within one Israeli business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Initial Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

        The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        General. In addition, I must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. Except as set forth above, I am not aware of any license or regulatory permit that appears to be material to the business of Radvision and its subsidiaries, taken as a whole, that might be adversely affected by my acquisition of Radvision shares pursuant to the offer. If any such material approval or other action is required, I presently contemplate to use my reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, I do not presently intend to delay the acceptance for payment of, or payment for, Radvision shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Radvision’s business. See Section 11 for conditions to the offer, including conditions with respect to regulatory approvals.

13. FEES AND EXPENSES.

        I have retained American Stock Transfer & Trust Company, Radvision’s U.S. transfer agent, to serve as the U.S. Depositary for the offer, and Clal Finance Batucha Investment Management Ltd. to serve as the Israeli Depositary for the offer.

        I will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

        It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

U.S. and Israeli Depositaries' Fees and Expenses	$35,000
Filing Fees	$341
Legal Fees	$125,000
Printing and Mailing Costs	$30,000
Miscellaneous	$10,000

Total	$200,341

        Except as set forth above, I will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Radvision shares pursuant to the offer. I will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14. MISCELLANEOUS.

        I am making the offer to shareholders of Radvision by this offer to purchase and the related documents delivered to you. I am not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If I become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Radvision shares pursuant thereto, I will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, I cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Radvision shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, I will endeavor to make arrangements to have the offer made on my behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        No person has been authorized to give any information or to make any representation on my behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rule 14d-3 under the Exchange Act, I have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

        Pursuant to the Securities Regulations (Tender Offer), 5760-2000, I have filed a copy of this offer to purchase with the ISA and the TASE.

/s/ Zohar Zisapel

April 30, 2009

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999

(Unofficial Translation from Hebrew)

“331.	Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)	In counting the votes of the offerees, the votes of a controlling shareholder of the offeror who owns a controlling parcel of shares in the company, or of persons on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall be excluded.

(d)	If a special tender offer is accepted, then all offerees, who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by another date to be set by the Minister for this purpose, and they shall be treated like persons who agreed to the offer from the start.”

The U.S. Depositary for the offer is:

By Hand/Overnight Courier:	By Facimile	By Mail:
(to Eligible Institutions only)
+1-718-234-5001

American Stock Transfer & Trust Company		American Stock Transfer & Trust Company
Operations Center	Confirm by Telephone:	Operations Center
Attn: Reorganization Department	Toll-free (877) 248-6417	Attn: Reorganization Department
6201 15th Avenue	(718) 921-8317	P.O. Box 2042
Brooklyn, New York 11219		New York, New York 10272-2042

The Israeli Depositary for the offer is:

Clal Finance Batucha Investment Management Ltd.

By Hand/Overnight Courier/Mail:	By Facsimile Transmission:

Clal Finance Batucha Investment	+972-3-565-3533
Management Ltd.
Rubinstein House	Confirm by Telephone:
37 Menachem Begin Road	+972-3-565-3529/30
Tel Aviv 65220, Israel
Attn: Avi Avivi

Our Israeli legal counsel is:

2 Weizmann Street
Tel Aviv 64239, Israel
Tel: +972-3-608-9986
Fax: +972-3-608-9808
Attn.: Noa Rosenberg-Segalovitz, Adv.

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